CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108995 and 333-51213 on Form S-8 of our report dated September 23rd, 2010 appearing in this Annual Report on Form 11-K of The Procter & Gamble Holding France SAS Group Profit Sharing, Incentive and Employer Contribution Plan (France) for the year ended June 30th, 2010.

/s/ DELOITTE & ASSOCIES

DELOITTE & ASSOCIES
Neuilly-sur-Seine, France
September 23rd, 2010